Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

FOR IMMEDIATE RELEASE

May 3, 2005

PINNACLE ENTERTAINMENT REPORTS FIRST QUARTER 2005 RESULTS

LAS VEGAS, May 3, 2005 – Pinnacle Entertainment, Inc. (NYSE:PNK) today reported financial results for the first quarter ended March 31, 2005.

For the quarter, revenues rose 4.1% to $139.8 million from $134.4 million a year earlier. Adjusted EBITDA(1) increased 13.5% to $27.1 million from $23.8 million for the prior-year period. The Company’s adjusted EBITDA margin improved to 19.4% in the quarter from 17.7% a year earlier.

Adjusted net income(1) for the quarter was $3.4 million, or $0.08 per share, compared to adjusted net loss of $377,000, or $0.01 per share, for the first quarter of 2004. On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported a net loss of $2.2 million, or $0.06 per share, versus the prior-year net income of $1.4 million, or $0.04 per diluted share, which included a large land sale gain.

“We look forward to the opening of L’Auberge du Lac in Lake Charles, Louisiana, on May 26. To date, we have received over 40,000 job applications and hired over 2,500 people who will breathe life into our world-class resort hotel,” noted Daniel R. Lee, Pinnacle’s Chairman and CEO. “Meanwhile, as our first quarter results demonstrate, we have continued to operate well in our existing markets, with significant adjusted EBITDA increases at various properties. We also expect to complete shortly an $11 million refurbishment of our Biloxi casino and our new $14 million casino in Neuquen, Argentina. In St. Louis, we have begun selecting engineering, geotechnical and other professionals and expect to begin construction activities on both projects during the second quarter.”

Additional recent highlights include:

•	In mid-January 2005, the Company announced a call for redemption of the remaining $65 million aggregate principal amount of 9.25% notes. The Company completed this redemption on February 15, 2005.

•	In March 2005, Pinnacle entered into agreements to sell 38.5 acres of land to Cabela’s Retail, Inc. The land, adjacent to the Company’s Boomtown Reno property in northern Nevada, is intended for the construction of a 150,000-square-foot Cabela’s outdoor goods retail store. The transactions are subject to various conditions and are expected to close in the second half of 2005.

•	Pinnacle closed on its purchase of property located along North First Street in downtown St. Louis. The property is located next to the Company’s proposed casino and luxury hotel in downtown St. Louis and to the 297-suite Embassy Suites Hotel, which the Company previously agreed to purchase and expects to close during the second quarter of 2005. Cumulatively, Pinnacle owns, has agreed to purchase, or has under option to lease, approximately 18 acres of contiguous land for the development of its St. Louis City project.

•	On March 31, 2005, Pinnacle presented the preliminary design drawings for its proposed south St. Louis County casino project to the Missouri Gaming Commission. The Company anticipates the Missouri Gaming Commission will issue a ruling on these preliminary designs, as well as permanent docking and preliminary site approval for the St. Louis County project, during the second quarter of 2005.

Property Highlights

Boomtown New Orleans

Boomtown New Orleans achieved another strong quarter, reporting adjusted EBITDA of $9.3 million for the 2005 first quarter, up 10.1% from $8.5 million in the prior-year period. Revenues for the period grew to $30.0 million from $28.6 million, primarily due to increased slot revenue from improved slot product mix and marketing programs. Benefiting from increased revenue and operational efficiency, the adjusted EBITDA margin improved to 31.2% from 29.7%.

Belterra Casino Resort

Belterra Casino Resort continues to benefit from the May 2004 expansion, reporting adjusted EBITDA of $8.7 million for the 2005 first quarter, up 29.1% from $6.8 million reported in the prior-year period. Revenues in the quarter increased 11.7% to $39.7 million from $35.5 million, primarily from casino and hotel revenue gains. For the quarter, Belterra’s adjusted EBITDA margin increased by 3 percentage points to 22.0% from 19.0%.

Boomtown Bossier City

Results for Boomtown Bossier City reflect the continued competitive Bossier City/Shreveport gaming market, including the effect of Native American gaming in Oklahoma. Revenues for the quarter were $24.7 million compared to $26.9 million and adjusted EBITDA was $5.4 million compared to $6.2 million.

Casino Magic Biloxi

Casino Magic Biloxi’s adjusted EBITDA for the quarter improved 19.8% to $4.8 million from $4.0 million, despite some construction disruption from the $11 million casino enhancement project. Begun in late 2004 and expected to be completed in Spring 2005, the project includes substantially refurbishing the existing showroom and casino and updating the existing slot product. Revenues for the period increased 8.2% to $22.5 million from $20.8 million, while the adjusted EBITDA margin increased 2 percentage points to 21.2% from 19.2%.

Boomtown Reno

At Boomtown Reno, severe winter weather conditions in the region, including periodic closures, chain controls, or traffic delays along Interstate 80 (the main thoroughfare connecting northern California with northern Nevada), adversely affected quarterly results. Boomtown Reno’s adjusted EBITDA for the first quarter was $389,000 compared to $516,000, as a reduction in labor and related costs and other reduced expenses in the 2005 first quarter offset revenue declines. Revenues for the three months ended March 31, 2005 were $16.8 million compared to $17.5 million.

Casino Magic Argentina

Casino Magic Argentina continues to improve its operations, with adjusted EBITDA for the quarter of $1.9 million compared to $1.4 million, and revenues of $4.3 million compared to $3.5 million. The Company anticipates operating results will improve further upon the opening of the replacement casino in Summer 2005.

Other Items

Corporate Expenses. Corporate expenses rose slightly to $5.2 million compared to $5.0 million in the prior-year period.

Pre-opening and Development Costs. During the quarter, the Company incurred pre-opening and development costs of $6.6 million, compared to $2.2 million in the 2004 period, with the increase primarily related to L’Auberge du Lac.

Gain on Sale of Assets. In February 2004, the Company recorded a gain of $13.2 million in connection with the sale of 37 acres of surplus land in southern California for approximately $22 million. There was no similar gain in the recent quarter.

Interest Expense, Net. Interest expense for the quarter before capitalized interest was $13.8 million compared to $14.3 million in the prior-year period. Capitalized interest for the three months ended March 31, 2005 and 2004 was $3.1 million and $735,000, respectively, reflecting the Company’s investment-to-date in L’Auberge.

Community Contribution

Pinnacle pays significant taxes in the communities in which it operates. In the 2005 first quarter, Pinnacle paid or accrued $31.0 million in gaming taxes, $3.6 million in payroll taxes, $1.5 million in property taxes, and $822,000 in sales taxes. Setting aside income taxes, Pinnacle paid or accrued $36.9 million for taxes to state and local authorities in the first three months of 2005.

Investor Conference Call

Pinnacle will hold a conference call for investors today, May 3, 2005, at 11:00 a.m. EDT (8:00 a.m. PDT) to discuss its 2005 first quarter financial and operating results. Investors may listen to the call by dialing (888) 792-8395, or, for international callers, (706) 679-7241. Investors also may listen to the conference call live over the Internet at www.pnkinc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software.

A replay of the conference call will be available shortly after the conclusion of the call through May 10, 2005 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 5938147.

Non-GAAP Financial Measures

(1) Adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are non-GAAP measurements. The Company defines adjusted EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization, loss on early extinguishment of debt, pre-opening and development costs and gain on asset sales; and defines adjusted EBITDA margin as adjusted EBITDA divided by revenues (adjusted EBITDA, and adjusted EBITDA margin are collectively referred to as the ‘Adjusted EBITDA Measures’). The Company defines adjusted net income (loss) as net income (loss) before pre-opening and development costs, gain on asset sales and loss on early extinguishment of debt. Adjusted EBITDA and adjusted net income (loss) are not measures of financial performance under the promulgations of the accounting profession known as GAAP.

Management uses the Adjusted EBITDA Measures to analyze the performance of the Company’s business segments. The Adjusted EBITDA Measures are relevant in evaluating large, long-lived hotel casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Additionally, management believes some investors consider the Adjusted EBITDA Measures to be useful measures in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. Certain of the Adjusted EBITDA Measures, subject to certain adjustments, are also measures used in debt covenants in the Company’s debt agreements.

Unlike net income, the Adjusted EBITDA Measures do not include depreciation or interest expense and therefore do not reflect past, current or future capital expenditures or the cost of capital. Management uses Adjusted EBITDA Measures as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data.

The Adjusted EBITDA Measures and adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be appropriate measures of comparing performance amongst different companies. See the attached “supplemental information” tables for a reconciliation of adjusted EBITDA to operating income and net income (loss) and for a reconciliation of GAAP net income (loss) to adjusted net income (loss).

Adjusted net income (loss) is presented solely as a supplemental disclosure as this is how the Company reviews and analyzes the performance of its core operating business, excluding the effects of the non-routine items listed above. For many of the same reasons mentioned above relating to the Adjusted EBITDA Measures, management believes adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors which do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Adjusted net income (loss) does not include the costs of the Company’s development activities, asset sale gains or the costs of its refinancing activities, but the Company compensates for these limitations by using adjusted net income (loss) as only one analytic tool, together with GAAP measurements such as net income (loss) and operating income (loss), to assist in evaluating the performance of its business. Additionally, management believes adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance in the gaming industry and principal bases for the valuation of gaming companies.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is currently building a major casino resort in Lake Charles, Louisiana and has been selected for two casino development projects in the St. Louis, Missouri area. Each of these development projects is dependent upon final approval by the Louisiana Gaming Control Board and the Missouri Gaming Commission, respectively.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s new development opportunities and anticipated construction schedules and costs, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) significant competition facing the Company in all of its markets, including increasingly competitive Native American gaming facilities affecting Bossier City and Reno gaming properties and other markets; (b) many construction-related factors could prevent the Company from completing its construction and development projects within budget and on time; (c) because the Company is highly leveraged, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficulty obtaining additional financing; (d) the risk that the L’Auberge resort development, the proposed St. Louis projects and other capital intensive projects could strain the Company’s financial resources and might not provide for a sufficient return, if any; and (e) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	For the three months ended March 31,
	2005	2004
Revenues:
Gaming	$119,579	$114,991
Food and beverage	7,244	7,495
Truck stop and service station	4,980	4,581
Hotel and recreational vehicle park	3,574	3,299
Other income	4,434	3,991

	139,811	134,357

Expenses and Other Costs (Benefits):
Gaming	69,973	66,677
Food and beverage	6,856	7,098
Truck stop and service station	4,687	4,283
Hotel and recreational vehicle park	1,680	1,760
General and administrative	27,906	28,972
Depreciation and amortization	12,703	11,705
Other operating expenses	1,655	1,725
Pre-opening and development costs	6,600	2,197
Gain on asset sales, net of other items	0	(13,181)

	132,060	111,236

Operating income	7,751	23,121
Interest income	1,196	867
Interest expense, net of capitalized interest	(10,662)	(13,571)
Loss on early extinguishment of debt	(1,447)	(8,254)

Income (loss) before income tax (expense) benefit	(3,162)	2,163
Income tax (expense) benefit	931	(730)

Net income (loss)	$(2,231)	$1,433

Net income (loss) per common share – basic	$(0.06)	$0.05
Net income (loss) per common share – diluted	$(0.06)	$0.04

Number of shares – basic	40,502	31,417
Number of shares – diluted	40,502	32,762

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31, 2005	December 31, 2004
Assets
Cash, cash equivalents and restricted cash	$205,154	$287,788
Other assets	104,543	106,993
Property and equipment, net	869,516	813,987

Total assets	$1,179,213	$1,208,768

Liabilities and Stockholders’ Equity
Liabilities	$122,104	$153,090
Notes payable	643,917	640,488

Total liabilities	766,021	793,578

Stockholders’ equity	413,192	415,190

Total liabilities and stockholders’ equity	$1,179,213	$1,208,768

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(in thousands, unaudited)

	For the three months ended March 31,
	2005	2004
Revenues
Boomtown New Orleans	$30,007	$28,609
Belterra Casino Resort	39,651	35,483
Boomtown Bossier City	24,705	26,949
Casino Magic Biloxi	22,508	20,794
Boomtown Reno	16,830	17,469
Casino Magic Argentina	4,300	3,493
Card Clubs	1,810	1,560

Total Revenues	$139,811	$134,357

Adjusted EBITDA (a)
Boomtown New Orleans	$9,349	$8,492
Belterra Casino Resort	8,721	6,757
Boomtown Bossier City	5,386	6,202
Casino Magic Biloxi	4,778	3,988
Boomtown Reno	389	516
Casino Magic Argentina	1,892	1,396
Card Clubs	1,713	1,498
Corporate	(5,174)	(5,007)

Adjusted EBITDA	$27,054	$23,842

Adjusted EBITDA to Net Income (Loss) Reconciliation
Adjusted EBITDA	$27,054	$23,842
Pre-opening and development costs	(6,600)	(2,197)
Gain on asset sales, net of other items	0	13,181
Depreciation and amortization	(12,703)	(11,705)
Interest expense, net	(9,466)	(12,704)
Loss on early extinguishment of debt	(1,447)	(8,254)
Income tax (expense) benefit	931	(730)

Net income (loss)	$(2,231)	$1,433

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA and see the by-property reconciliation of adjusted EBITDA to operating income below.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(in thousands, unaudited)

	Operating Income (Loss)	Depreciation and Amortization	Non-Routine Items	Adjusted EBITDA(a)
Three months ended March 31, 2005
Boomtown New Orleans	$7,640	$1,709	$0	$9,349
Belterra Casino Resort	4,138	4,583	0	8,721
Boomtown Bossier City	3,634	1,752	0	5,386
Casino Magic Biloxi	2,681	2,097	0	4,778
Boomtown Reno	(1,231)	1,620	0	389
Casino Magic Argentina	1,668	224	0	1,892
Card Clubs	1,265	448	0	1,713
Corporate	(5,444)	270	0	(5,174)
Non-routine items (b)	(6,600)	0	6,600	0

	$7,751	$12,703	$6,600	$27,054

Three months ended March 31, 2004
Boomtown New Orleans	$6,879	$1,613	$0	$8,492
Belterra Casino Resort	3,171	3,586	0	6,757
Boomtown Bossier City	4,489	1,713	0	6,202
Casino Magic Biloxi	2,032	1,956	0	3,988
Boomtown Reno	(1,338)	1,854	0	516
Casino Magic Argentina	1,223	173	0	1,396
Card Clubs	758	740	0	1,498
Corporate	(5,077)	70	0	(5,007)
Non-routine items (b)	10,984	0	(10,984)	0

	$23,121	$11,705	$(10,984)	$23,842

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA.
(b)	Includes pre-opening and development costs in the 2005 and 2004 quarterly periods and gain on asset sales in the 2004 period. See “Adjusted EBITDA to Net Income (Loss) Reconciliation” on the prior page.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)

(in thousands, except per share data, unaudited)

	For the three months ended March 31,
	2005	2004
Adjusted net income (loss) (a)
Net income (loss)	$(2,231)	$1,433
Pre-opening and development costs	4,656	1,456
Gain on asset sales, net of other items	0	(8,738)
Loss on early extinguishment of debt	1,021	5,472

Adjusted net income (loss)	$3,446	$(377)

Adjusted per common share
Net income (loss)	$(0.05)	$0.05
Pre-opening and development costs	0.11	0.05
Gain on asset sales, net of other items	0.00	(0.28)
Loss on early extinguishment of debt	0.02	0.17

Adjusted net income (loss) per common share	$0.08	$(0.01)

Number of shares (b)	42,422	31,417

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted net income (loss).
(b)	For the three months ended March 31, 2005, the diluted effect of in-the-money stock options has been included as the Company incurred adjusted net income. For the three months ended March 31, 2004, the diluted effect of in-the-money stock options has been excluded as the Company incurred an adjusted net loss and such inclusion would be antidilutive.

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